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                                  EXHIBIT 23.3
                                  ------------

                              Smith Capital, Inc.,
                                200 Hargett Court
                         Charlotte, North Carolina 28211

Tel 704 362 1563                                                Fax 704 364 3451



                                October 3, 2001


The Board of Directors
First Gaston Bank
804 South New Hope Road
Gastonia, North Carolina

Attention: W. Alex Hall, President and CEO

Ladies and Gentlemen:

In our letter addressed to you on July 24, 2001, we gave opinion as to the fairness, from a financial point of view, to the shareholders of First Gaston Bank of North Carolina ("First Gaston") of the consideration proposed to be paid to them in connection with the proposed merger (the "Merger") of First Gaston with Catawba Valley Bancshares, Inc.

You may include this opinion and reference data furnished to you by us in providing that opinion in the first amendment (and any subsequent amendments) to the registration statement filed on Form S-4 and the Joint Proxy Statement-Prospectus to be filed in connection with the merger.


                            Sincerely,

                            Smith Capital, Inc.